Exhibit 10.20
OP BANCORP
2021 EQUITY INCENTIVE PLAN
NOTICE OF GRANT AND
RESTRICTED STOCK AGREEMENT
Participant has been granted the number of Units of Restricted Stock of OP Bancorp (the “Company”), as set forth below (“Units”), subject to the terms and conditions of the OP Bancorp 2021 Equity Incentive Plan (“Plan”), and this Notice of Grant and Restricted Stock Agreement including the attachments hereto (collectively, “Notice and Agreement”). Unless otherwise defined in the Notice and Agreement, terms with initial capital letters shall have the meanings set forth in the Plan.

Name of Participant:	[*]
Number of Units of Restricted Stock Granted:	[*]
Grant Date:	[*]
Fair Market Value:	[*] The Fair Market Value is the closing price of Company common stock on the Grant Date as provided in the Plan.
Period of Restriction and Release of Common Shares from Company’s Return Right (see Sections 2 and 3 of attached Agreement)	The Period of Restriction is [*] ( ) years, provided however, that on each anniversary of the Grant Date, [*]% of shares granted under this Agreement shall vest and shall be released from the Company’s Return Right.
The Company’s Return Right shall lapse upon a Change of Control (as defined herein).
By acknowledging below, Participant accepts this grant of Restricted Stock and hereby represents that he or she: (i) agrees to the terms and conditions of this Notice and Agreement and the Plan; (ii) has reviewed the Plan, the Plan Prospectus and this Notice and Agreement in their entirety, and has had an opportunity to obtain the advice of legal counsel and/or tax advisor with respect thereto; (iii) fully understands and accepts all provisions hereof; (iv) agrees to accept as binding, conclusive and final all of the Company’s decisions regarding, and all interpretations of, the Plan and the Notice and Agreement; and (v) agrees to notify the Company upon any change in his or her home address indicated below.

OP BANCORP By: Christine Oh	PARTICIPANT Signature
Its: Chief Financial Officer	Date Address:

ATTACHMENTS:    2021Equity Incentive Plan; 2021 Equity Incentive Plan Prospectus; Restricted Stock Agreement.

OP BANCORP
2021 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
1.Grant of Units of Restricted Stock. The Company has granted to Participant the number of Restricted Stock Units specified in the Notice of Grant (“Notice of Grant”), subject to the following terms and conditions. Each Unit may be exercised for one shares of the Company’s Common Stock (“Common Shares”). In consideration of such grant, Participant agrees to be bound by such terms and conditions, and by the terms and conditions of the Plan.
2.Period of Restriction. During the Period of Restriction specified in the Notice of Grant, the Units shall remain subject to the Company’s Return Right set forth herein. The Period of Restriction shall expire and the Company’s Return Right shall lapse as to the Units granted in the amount(s) and on the date(s) specified in the Notice of Grant (each, a “Release Date”); provided, however, that no Units shall be released on any Release Date if the Participant has ceased Continuous Status as a Director, Employee or Consultant on or prior to such date. Any and all Units subject to the Company’s Return Right at any time shall be defined in this Notice and Agreement as “Unreleased Units”)
3.Return of Units to Company. If Participant ceases Continuous Status as a Director, Employee or Consultant for any reason (a “Return Event”), all of the Unreleased Units shall be forfeited by Participant. The ownership of all such Unreleased Units shall transfer back to the Company, and the Company shall have the right to retire such Unreleased Units and such Units shall return to the status of authorized unissued awards under the Plan.
4.Restriction on Transfer. None of the Units of Restricted Stock issued hereunder or any beneficial interest therein may be sold, transferred, pledged, donated, exchanged, encumbered or otherwise disposed of in any way until the Release Date for such Units set forth in this Notice and Agreement.
5.Book-Entry For Units. The Company shall reflect the issuance and ownership of Units in a book entry account in the name of Participant. Units shall not be reflected as released until such times as the Release Date occurs, after which the Company shall reflect the release to the Participant of the Units to which restrictions have lapsed.
6.Shareholder Rights. Subject to the terms hereof, the Participant shall not have the rights of a shareholder with respect to the Units and the underlying Common Shares while the Units are retained by the Company pursuant to Section 5, including voting rights and dividends.
7.Definition of Change of Control. A Change in Control shall be deemed to have occurred upon any of the following events (as such terms are defined and interpreted under the Department of Treasury Regulations 26 CFR 1.280G-1, Q&A 27 through Q&A-29 or as defined in 26 CFR 1.409A-3(i)(5)(i)):
(a)A Change in the Ownership of a Corporation. A change in the ownership of the Company occurs on the date that any one person or persons acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.
(b)Change in the Effective Control of a Corporation. A change in the effective control of the Company shall be deemed to occur on either of the following dates:
(i)The date any one person, or persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or
(ii)The date a majority of members of the Company's board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors before the date of the appointment or election.
(c)Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of the Company's assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the Company.
8.U.S. Tax Consequences.
(a)Participant shall be liable for any and all taxes, including withholding taxes. The Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise). The obligations of the Company under the Plan and this Notice and Agreement shall be conditioned on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
(b)Participant may elect to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold Common Shares otherwise due to the Participant following a Release, or to submit shares of stock previously owned by the Participant. Participants may only elect to have shares withheld having a market value on the date of the tax is to be determined equal to the minimum statutory total tax which could be imposed as a result of the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitation that the committee deems appropriate.
(c)The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Notice and Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Notice and Agreement. The Participant understands that for U.S. taxpayers, Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the purchase price for the Units, if any, and the fair market value of the Common Shares as of the date any restrictions on the Units lapse. In this context, “restriction” includes the right of the Company to the return of the Units Shares upon a Return Event. The Participant understands that if he or she is a U.S. taxpayer, the Participant may elect to be taxed at the time the Units are awarded as Restricted Stock rather than when and as the Return Right expires by filing an election under Section 83(b) of the Code with the IRS within 30 days from the date of acquisition, providing a copy of the election to the Company, and including a copy of the election with the Participant’s income tax return for taxable year of the acquisition.
THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), IF APPLICABLE, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.
9.Fractional Restricted Stock. No fraction of a share of Restricted Stock shall be purchasable or deliverable hereunder, but in the event any adjustment hereunder of the number of shares covered by this Agreement shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares.
10.No Employment or Guarantee of Continued Relationship. Nothing contained in the Plan or in this Agreement shall confer upon the Participant any right to the continuation of employment or other association with the Company or with any Affiliate of the Company).

11.General.
(a)This Notice and Agreement shall be governed by and construed under the laws of the State of California. The Notice and Agreement and the Plan, which is incorporated herein by reference, represents the entire agreement between the parties with respect to the Units of Restricted Stock granted to the Participant. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Notice and Agreement, the terms and conditions of the Plan shall prevail.
(b)Any notice, demand or request required or permitted to be delivered by either the Company or the Participant pursuant to the terms of this Notice and Agreement shall be in writing and shall be deemed given when delivered personally, deposited with an international courier service, or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties at the addresses set forth in the Notice of Grant, or such other address as a party may request by notifying the other in writing.
(c)The rights of the Company under this Notice and Agreement and the Plan shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Participant under this Notice and Agreement may only be assigned with the prior written consent of the Company.
(d)The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Notice and Agreement.